Filed Pursuant to Rule 433 Registration Statement No. 333-283969 Dated August 25, 2026
Market Linked Securities—Callable with Contingent Coupon with Daily Observation and Contingent Downside
Principal at Risk Securities Linked to the Lowest Performing of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index due March 4, 2031
Term Sheet to Preliminary Pricing Supplement dated August 25, 2026

Summary of Terms
Issuer:	The Toronto-Dominion Bank (the “Bank”)
Underwriters:	TD Securities (USA) LLC and Wells Fargo Securities, LLC
Market Measures:	The Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index (each referred to as an “Index,” and collectively as the “Indices”).
Pricing Date*:	August 27, 2026
Issue Date*:	September 1, 2026
Face Amount and Original Offering Price:	$1,000 per security
Contingent Coupon Payments:
With respect to each observation period, you will receive on the related contingent coupon payment date, a contingent coupon payment at a per annum rate equal to the contingent coupon rate if, and only if, the closing level of the lowest performing Index on each eligible trading day during such observation period is greater than or equal to its coupon threshold level.
Each “contingent coupon payment,” if any, will be calculated per security as follows: ($1,000 × contingent coupon rate)/4.

Contingent Coupon Payment Dates:
Quarterly, on the third business day following each observation period end-date; provided that the contingent coupon payment date with respect to the final observation period will be the stated maturity date.

Contingent Coupon Rate:	At least 10.85% per annum, to be determined on the pricing date
Optional Redemption:
The Bank may, at its option, redeem the securities, in whole but not in part, on any optional redemption date. If the Bank elects to redeem the securities prior to stated maturity, on the applicable optional redemption date, you will be entitled to receive a cash payment per security in U.S. dollars equal to the face amount plus any final contingent coupon payment otherwise due.

Observation Periods:
Each observation period will consist of each day that is a trading day for at least one Index (each such day, an “eligible trading day”) from but excluding an observation period end-date to and including the following observation period end-date, provided that the first observation period will consist of each eligible trading day from but excluding the pricing date to and including the first observation period end-date.

Observation Period End- Dates*:
Quarterly, on the 27th day of each February, May, August and November, commencing in November 2026 and ending in February 2031. We refer to the observation period end date scheduled to occur in February 2031 (expected to be February 27, 2031) as the “final calculation day.”

Optional Redemption Dates*:
Quarterly, beginning approximately three months after the issue date, on the contingent coupon payment dates following each observation period end-date scheduled to occur from November 2026 to November 2030, inclusive.

Maturity Payment Amount (per security):
•  if the ending level of the lowest performing Index on the final calculation day is greater than or equal to its downside threshold level: $1,000; or
•  if the ending level of the lowest performing Index on the final calculation day is less than its downside threshold level:
$1,000 × performance factor of the lowest performing Index on the final calculation day

Stated Maturity Date*:	March 4, 2031
Starting Level:	For each Index, its closing level on the pricing date
Ending Level:	For each Index, its closing level on the final calculation day
Coupon Threshold Level:	For each Index, 70% of its starting level
Downside Threshold Level:	For each Index, 60% of its starting level
Lowest Performing Index:
For any eligible trading day during an observation period (including the final calculation day), the “lowest performing Index” will be the Index with the lowest performance factor on that eligible trading day.

Performance Factor:	With respect to an Index on any eligible trading day during an observation period, its closing level on such day divided by its starting level (expressed as a percentage).
*	Subject to change.
Summary of Terms (continued)
Calculation Agent:	The Bank
Denominations:	$1,000 and any integral multiple of $1,000
Agent Discount**	Up to 1.525%; dealers, including Wells Fargo Advisors, LLC (“WFA”), may receive a selling concession of up to 1.25%, and WFA may receive a distribution expense fee of 0.075%.
CUSIP / ISIN:	89115NE34 / US89115NE344
Material Canadian and U.S. Tax Consequences:	See the preliminary pricing supplement.
**
In respect of certain securities, we may pay a fee of up to $1.00 per security to selected securities dealers for marketing and other services in connection with the distribution of the securities to other securities dealers.

Hypothetical Payout Profile (maturity payment amount)

If the Bank does not redeem the securities prior to stated maturity and the ending level of the lowest performing Index on the final calculation day is less than its downside threshold level, you will lose more than 40%, and possibly all, of the face amount of your securities at stated maturity.
Any return on the securities will be limited to the sum of your contingent coupon payments, if any. You will not participate in any appreciation of any Index, but you will have full downside exposure to the lowest performing Index on the final calculation day if the ending level of that Index is less than its downside threshold level.
Our estimated value of the securities at the time the terms of your securities are set on the pricing date is expected to be between $935.00 and $970.00 per security. The estimated value is expected to be less than the public offering price of the securities. See “Estimated Value of the Securities” in the preliminary pricing supplement.
Preliminary pricing supplement:
http://www.sec.gov/Archives/edgar/data/947263/000114036126034288/ef20080946_424b2.htm

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision. The securities have complex features and investing in the securities involves a number of risks. See “Selected Risk Considerations” beginning on page P-11 of the preliminary pricing supplement, “Risk Factors” beginning on page PS-5 of the product supplement MLN-WF-1 dated February 26, 2025 (the “product supplement”) and “Risk Factors” on page 1 of the prospectus dated February 26, 2025 (the “prospectus”). The securities are not a bank deposit and not insured or guaranteed by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other governmental agency or instrumentality of Canada or the United States.

Selected Risk Considerations
The risks set forth below are discussed in detail in “Selected Risk Considerations” in the preliminary pricing supplement, “Risk Factors” in the product supplement and “Risk Factors” in the prospectus. Please review those risk disclosures carefully.
Risks Relating To The Securities Generally
•	If The Bank Does Not Redeem The Securities Prior To Stated Maturity, You May Lose Some Or All Of The Face Amount Of Your Securities At Stated Maturity.
•
The Securities Do Not Provide For Fixed Payments Of Interest And You May Receive No Coupon Payments On One Or More Contingent Coupon Payment Dates, Or Even Throughout The Entire Term Of The Securities.

•
Whether You Receive A Contingent Coupon Payment On A Contingent Coupon Payment Date Will Depend On The Closing Level Of The Lowest Performing Index On Each Eligible Trading Day During The Related Observation Period.

•	The Securities Are Subject To The Full Risks Of Each Index And Will Be Negatively Affected If Any Index Performs Poorly, Even If Another Index Performs Favorably.
•
Your Return On The Securities Will Depend Solely On The Performance Of The Index That Is The Lowest Performing Index On Each Eligible Trading Day During The Observation Periods, Including The Final Calculation Day, And You Will Not Benefit In Any Way From The Performance Of A Better Performing Index.

•	You Will Be Subject To Risks Resulting From The Relationship Among The Indices.
•	You May Be Fully Exposed To The Decline In The Lowest Performing Index On The Final Calculation Day From Its Starting Level, But Will Not Participate In Any Positive Performance Of Any Index.
•	Higher Contingent Coupon Rates Are Associated With Greater Risk.
•	The Bank May Elect To Redeem The Securities Prior To The Stated Maturity Date And The Securities Are Subject To Reinvestment Risk.
•
Each Observation Period End-Date (Including The Final Calculation Day) And The Related Optional Redemption Date (Including The Stated Maturity Date) Is Subject To Market Disruption Events And Postponements.

Risks Relating To An Investment In The Bank’s Debt Securities, Including The Securities
•	Investors Are Subject To The Bank’s Credit Risk, And The Bank’s Credit Ratings And Credit Spreads May Adversely Affect The Market Value Of The Securities.
Risks Relating To The Estimated Value Of The Securities And Any Secondary Market
•	The Estimated Value Of Your Securities Is Expected To Be Less Than The Original Offering Price Of Your Securities.
•	The Estimated Value Of Your Securities Is Based On Our Internal Funding Rate.
•	The Estimated Value Of The Securities Is Based On Our Internal Pricing Models, Which May Prove To Be Inaccurate And May Be Different From The Pricing Models Of Other Financial Institutions.
•
The Estimated Value Of Your Securities Is Not A Prediction Of The Prices At Which You May Sell Your Securities In The Secondary Market, If Any, And Such Secondary Market Prices, If Any, Will Likely Be Less Than The Original Offering Price Of Your Securities And May Be Less Than The Estimated Value Of Your Securities.

•	The Temporary Price At Which We May Initially Buy The Securities In The Secondary Market May Not Be Indicative Of Future Prices Of Your Securities.
•	The Agent Discount, Offering Expenses And Certain Hedging Costs Are Likely To Adversely Affect Secondary Market Prices.
•	There May Not Be An Active Trading Market For The Securities — Sales In The Secondary Market May Result In Significant Losses.
•	If The Level Of Any Index Changes, The Market Value Of Your Securities May Not Change In The Same Manner.
Risks Relating To The Indices
•	The Indices Reflect Price Return Only And Not Total Return.
•
Any Payments On The Securities Will Depend Upon The Performance Of The Indices And Therefore The Securities Are Subject To The Following Risks, Each As Discussed In More Detail In The Accompanying Product Supplement.

•	Investing In The Securities Is Not The Same As Investing In The Indices.
•	Historical Values Of A Market Measure Should Not Be Taken As An Indication Of The Future Performance Of Such Market Measures During The Term Of The Securities.
•	Changes That Affect An Index May Adversely Affect The Value Of The Securities And Any Payments On The Securities.
•	We Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Included In Any Index.
•	We And Our Affiliates And The Agents And Their Affiliates Have No Affiliation With Any Index Sponsor And Have Not Independently Verified Their Public Disclosure Of Information.
•	An Investment In The Securities Is Subject To Risks Associated With Non-U.S. Companies.
•	An Investment In The Securities Is Subject To Risks Associated With Investing In Stocks With Small Market Capitalizations.
Risks Relating To Hedging Activities And Conflicts Of Interest
•	Trading And Business Activities By The Bank Or Its Affiliates May Adversely Affect The Market Value Of, And Any Amount Payable On, The Securities.
•	There Are Potential Conflicts Of Interest Between You And The Calculation Agent.
Risks Relating To Canadian And U.S. Federal Income Taxation
•	The Tax Consequences Of An Investment In The Securities Are Unclear.

The Bank has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Bank has filed with the SEC for more complete information about the Bank and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Bank, any Underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling your financial advisor or by calling Wells Fargo Securities, LLC at 866-346-7732.
Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.